Magnolia Oil & Gas Corporation Announces First Quarter 2021 Results

HOUSTON, TX, May 4, 2021 - Magnolia Oil & Gas Corporation (“Magnolia,” “we,” “our,” or the “Company”) (NYSE: MGY) today announced its financial and operational results for the first quarter of 2021.

First Quarter 2021 Highlights:

(In millions, except per share data)	For the Quarter Ended March 31, 2021
Net income	$91.5
Earnings per share - diluted	0.37
Adjusted net income(1)	93.8
Adjusted earnings per share(1)	0.38
Adjusted EBITDAX(1)	150.8
Capital expenditures - D&C	38.9
Cash balance as of March 31, 2021	$178.2
Average daily production (Mboe/d)	62.3
Diluted weighted average total shares outstanding(2)	249.9

•Magnolia reported first quarter 2021 net income attributable to Class A Common Stock of $63.2 million, or $0.37 per diluted share. First quarter 2021 total net income was $91.5 million and adjusted net income was $93.8 million, or $0.38 per diluted share.

•Adjusted EBITDAX for the first quarter of 2021 was $150.8 million, a 54% sequential quarterly increase driven by both higher overall production and stronger product prices. Total capital allocated to drilling and completions (“D&C”) during the first quarter was $38.9 million, or 26% of adjusted EBITDAX.

•Net cash provided by operating activities was $118.2 million and the Company generated free cash flow(1) of $100.0 million during the first quarter.

•During the first quarter of 2021, we generated operating income as a percent of revenue of 48%, compared to 29% during fourth quarter 2020.

•Total production in the first quarter of 2021 increased 3% sequentially to 62.3 thousand barrels of oil equivalent per day (“Mboe/d”). Production at Giddings achieved another record level in the first quarter with total volumes of 34.6 Mboe/d increasing 22% sequentially and 45% from prior year levels. Giddings oil production of 11.3 Mbbl/d increased by 32% sequentially and 73% over the same period last year.

•Magnolia spent $88 million reducing its shares during the first quarter of 2021. As a result, the fully diluted share count is expected to decline by approximately 4% to 245 million diluted shares in the second quarter of 2021 from 255 million shares in the fourth quarter of 2020. Magnolia ended the first quarter with 12.6 million Class A Common shares remaining under the current share repurchase authorization.

•Magnolia had approximately $178.2 million of cash on its balance sheet at the end of the first quarter of 2021 and remains undrawn on its $450.0 million revolving credit facility. The Company has no debt maturities until 2026 and has no plans to increase its debt levels.

•As stated earlier this year, Magnolia expects to begin paying a semi-annual cash dividend during the third quarter of 2021.

(1) Adjusted net income, adjusted earnings per share, adjusted EBITDAX, and free cash flow are non-GAAP financial measures. For reconciliations to the most comparable GAAP measures, please see “Non-GAAP Financial Measures” at the end of this press release.
(2) Weighted average total shares outstanding include diluted weighted average shares of Class A Common Stock outstanding during the period and shares of Class B Common Stock, which are anti-dilutive in the calculation of weighted average number of common shares outstanding.

“Magnolia had a very strong start to 2021, achieving record quarterly earnings. The characteristics of our strategy and business model should gain momentum through the year as our per share and unit metrics continue to improve,” said Chairman, President and CEO Steve Chazen. “Our disciplined approach toward allocating capital to our assets is expected to generate moderate growth and strong profit margins this year, while generating meaningful free cash flow.

“Despite lower capital spending, total production continued to grow in the first quarter, demonstrating the quality of our assets. The growth in volumes was driven by record production from the Giddings area, which increased 22 percent sequentially and 45 percent compared to the prior-year quarter. Based on continued strong well results in Giddings and increased activity in Karnes, we now expect our full-year 2021 production to grow 6 to 9 percent compared to prior year levels, while spending somewhat less than $300 million.

“Our ongoing free cash flow generation and strong financial position will allow us to allocate the excess cash toward accretive, small bolt-on property acquisitions, or repurchasing our shares. We used our free cash flow and some of our balance sheet cash to reduce our share count by roughly 4 percent compared to fourth quarter 2020 levels. We continue to target repurchasing around 1 percent of our outstanding shares each quarter. In addition, Magnolia plans to pay its first semi-annual dividend during the third quarter of this year. Magnolia’s oil production remains unhedged as part of our strategy, allowing us to fully capture the benefit of improved prices.”

Operational Update

First quarter total company production averaged 62.3 Mboe/d, representing a 3 percent increase from fourth quarter 2020 levels. The higher production outcome was a result of better-than-expected production at our Giddings asset and as several new wells were turned in-line. Giddings and Other production averaged 34.6 Mboe/d representing a 22 percent increase in sequential volumes and a 45 percent increase from the same prior-year quarter. Oil production at Giddings averaged 11.3 Mbbl/d, a 32 percent sequential increase and a 73 percent increase compared to last year’s first quarter. Production in the Karnes area averaged 27.7 Mboe/d during the first quarter of 2021.

We plan to add a second drilling rig this summer. One rig will continue drilling multi-well pads in our Giddings area. The second rig will operate in both the Karnes and Giddings areas, including some appraisal wells at Giddings. Total well costs associated with drilling, completion and facilities continue to average about $6 million per well at Giddings and we expect to drill about 2 wells per month.

Guidance

Inclusive of the additional rig for the back half of the year, we expect Magnolia’s capital spending for drilling and completing wells to be somewhat less than $300 million this year. Our D&C capital is expected to increase during the second quarter and during the second half of the year, which coincides with the added activity. Magnolia’s total production for 2021 is currently expected to grow 6 to 9 percent compared to full-year 2020 levels.

Looking at the second quarter of 2021, total production is forecast to be about 66 Mboe/d, a 6 percent increase from first quarter production levels. Oil price differentials are anticipated to be approximately a $3 per barrel discount to Magellan East Houston (“MEH”) during the second quarter. The fully diluted share count for the second quarter of 2021 is expected to be approximately 245 million shares which is 4 percent lower than fourth quarter 2020 levels.

Quarterly Report on Form 10-Q

Magnolia's financial statements and related footnotes will be available in its Quarterly Report on Form 10-Q for the three months ended March 31, 2021, which is expected to be filed with the U.S. Securities and Exchange Commission (“SEC”) on May 5, 2021.

Conference Call and Webcast

Magnolia will host an investor conference call on Wednesday, May 5, 2021 at 10:00 a.m. Central (11:00 a.m. Eastern) to discuss these operating and financial results. Interested parties may join the webcast by visiting Magnolia's website at www.magnoliaoilgas.com/investors/events-and-presentations and clicking on the webcast link or by dialing 1-844-701-1059. A replay of the webcast will be posted on Magnolia's website following completion of the call.

About Magnolia Oil & Gas Corporation

Magnolia (MGY) is a publicly traded oil and gas exploration and production company with operations primarily in South Texas in the core of the Eagle Ford Shale and Austin Chalk formations. Magnolia focuses on generating value for shareholders through steady production growth, strong pre-tax margins, and free cash flow. For more information, visit www.magnoliaoilgas.com.

Cautionary Note Regarding Forward-Looking Statements

The information in this press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of present or historical fact included in this press release, regarding Magnolia’s strategy, future operations, financial position, estimated revenues, and losses, projected costs, prospects, plans and objectives of management are forward looking statements. When used in this press release, the words could, should, will, may, believe, anticipate, intend, estimate, expect, project, the negative of such terms and other similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on management’s current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events. Except as otherwise required by applicable law, Magnolia disclaims any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date of this press release. Magnolia cautions you that these forward-looking statements are subject to all of the risks and uncertainties, most of which are difficult to predict and many of which are beyond the control of Magnolia, incident to the development, production, gathering and sale of oil, natural gas and natural gas liquids. In addition, Magnolia cautions you that the forward looking statements contained in this press release are subject to the following factors: (i) the length, scope and severity of the ongoing coronavirus disease 2019 (“COVID-19”) pandemic, including the effects of related public health concerns and the impact of continued actions taken by governmental authorities and other third parties in response to the pandemic and its impact on commodity prices as well as supply and demand considerations; (ii) the outcome of any legal proceedings that may be instituted against Magnolia; (iii) Magnolia’s ability to realize the anticipated benefits of its acquisitions, which may be affected by, among other things, competition and the ability of Magnolia to grow and manage growth profitably; (iv) changes in applicable laws or regulations; and (v) the possibility that Magnolia may be adversely affected by other economic, business, and/or competitive factors. Should one or more of the risks or uncertainties described in this press release occur, or should underlying assumptions prove incorrect, actual results and plans could differ materially from those expressed in any forward-looking statements. Additional information concerning these and other factors that may impact the operations and projections discussed herein can be found in Magnolia’s filings with the SEC, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2020. Magnolia’s SEC filings are available publicly on the SEC’s website at www.sec.gov.

Contacts for Magnolia Oil & Gas Corporation

Investors
Brian Corales
(713) 842-9036
bcorales@mgyoil.com

Media
Art Pike
(713) 842-9057
apike@mgyoil.com

Magnolia Oil & Gas Corporation
Operating Highlights

	For the Quarters Ended
	March 31, 2021	March 31, 2020
Production:
Oil (MBbls)	2,593	3,391
Natural gas (MMcf)	10,240	10,053
Natural gas liquids (MBbls)	1,304	1,155
Total (Mboe)	5,604	6,222

Average daily production:
Oil (Bbls/d)	28,808	37,259
Natural gas (Mcf/d)	113,783	110,475
Natural gas liquids (Bbls/d)	14,490	12,688
Total (boe/d)	62,262	68,360

Revenues (in thousands):
Oil revenues	$146,413	$154,686
Natural gas revenues	34,764	16,175
Natural gas liquids revenues	26,486	10,504
Total Revenues	$207,663	$181,365

Average sales price:
Oil (per Bbl)	$56.47	$45.62
Natural gas (per Mcf)	3.39	1.61
Natural gas liquids (per Bbl)	20.31	9.09
Total (per boe)	$37.06	$29.15

NYMEX WTI (per Bbl)	$57.80	$46.08
NYMEX Henry Hub (per Mcf)	$2.70	$1.95
Realization to benchmark:
Oil (% of WTI)	98%	99%
Natural Gas (% of Henry Hub)	126%	83%

Operating expenses (in thousands):
Lease operating expenses	$19,392	$24,163
Gathering, transportation and processing	8,799	8,020
Taxes other than income	10,762	10,018
Depreciation, depletion and amortization	42,944	142,671

Operating costs per boe:
Lease operating expenses	$3.46	$3.88
Gathering, transportation and processing	1.57	1.29
Taxes other than income	1.92	1.61
Depreciation, depletion and amortization	7.66	22.93

Magnolia Oil & Gas Corporation
Consolidated Statements of Operations
(In thousands, except per share data)

	For the Quarters Ended
	March 31, 2021	March 31, 2020
REVENUES
Oil revenues	$146,413	$154,686
Natural gas revenues	34,764	16,175
Natural gas liquids revenues	26,486	10,504
Total revenues	207,663	181,365
OPERATING EXPENSES
Lease operating expenses	19,392	24,163
Gathering, transportation and processing	8,799	8,020
Taxes other than income	10,762	10,018
Exploration expense	2,062	556,427
Impairment of oil and natural gas properties	—	1,381,258
Asset retirement obligations accretion	1,331	1,438
Depreciation, depletion and amortization	42,944	142,671
Amortization of intangible assets	2,113	3,626
General and administrative expenses	20,364	18,080
Total operating expenses	107,767	2,145,701

OPERATING INCOME (LOSS)	99,896	(1,964,336)

OTHER INCOME (EXPENSE)
Income from equity method investee	—	440
Interest expense, net	(7,294)	(6,757)
Loss on derivatives, net	(482)	—
Other expense, net	(229)	(472)
Total other expense, net	(8,005)	(6,789)

INCOME (LOSS) BEFORE INCOME TAXES	91,891	(1,971,125)
Income tax expense (benefit)	399	(75,826)
NET INCOME (LOSS)	91,492	(1,895,299)
LESS: Net income (loss) attributable to noncontrolling interest	28,248	(668,289)
NET INCOME (LOSS) ATTRIBUTABLE TO CLASS A COMMON STOCK	63,244	(1,227,010)

NET INCOME (LOSS) PER COMMON SHARE
Basic	$0.38	$(7.34)
Diluted	$0.37	$(7.34)
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING
Basic	166,952	167,149
Diluted	169,636	167,149
WEIGHTED AVERAGE NUMBER OF CLASS B SHARES OUTSTANDING(1)	80,253	85,790
(1) Shares of Class B Common Stock, and corresponding Magnolia LLC Units, are anti-dilutive in the calculation of weighted average number of common shares outstanding.

Magnolia Oil & Gas Corporation
Summary Cash Flow Data
(In thousands)

	For the Quarters Ended
	March 31, 2021	March 31, 2020
CASH FLOWS FROM OPERATING ACTIVITIES
NET INCOME (LOSS)	$91,492	$(1,895,299)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion and amortization	42,944	142,671
Amortization of intangible assets	2,113	3,626
Exploration expense, non-cash	—	555,189
Impairment of oil and natural gas properties	—	1,381,258
Asset retirement obligations accretion	1,331	1,438
Amortization of deferred financing costs	910	896
Loss on derivatives, net	482	—
Deferred tax expense (benefit)	—	(74,654)
Stock based compensation	2,705	2,879
Other	(84)	(440)
Net change in operating assets and liabilities	(23,740)	17,314
Net cash provided by operating activities	118,153	134,878

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisitions, other	(558)	(69,390)
Additions to oil and natural gas properties	(40,166)	(101,391)
Changes in working capital associated with additions to oil and natural gas properties	(1,744)	7,181
Other investing	(416)	(200)
Net cash used in investing activities	(42,884)	(163,800)

CASH FLOW FROM FINANCING ACTIVITIES
Distributions to noncontrolling interest owners	(155)	(284)
Class A Common Stock repurchases	(20,281)	(6,483)
Class B Common Stock purchase and cancellation	(50,781)	—
Non-compete settlement in lieu of Class A Common Stock issuance	(17,152)	—
Other financing activities	(1,267)	(452)
Net cash used in financing activities	(89,636)	(7,219)

NET CHANGE IN CASH AND CASH EQUIVALENTS	(14,367)	(36,141)
Cash and cash equivalents – Beginning of period	192,561	182,633
Cash and cash equivalents – End of period	$178,194	$146,492

Magnolia Oil & Gas Corporation
Summary Balance Sheet Data
(In thousands)

	March 31, 2021	December 31, 2020
Cash and cash equivalents	$178,194	$192,561
Other current assets	111,024	88,965
Property, plant and equipment, net	1,147,802	1,149,527
Other assets	18,828	22,367
Total assets	$1,455,848	$1,453,420

Current liabilities	$125,935	$128,949
Long-term debt, net	391,448	391,115
Other long-term liabilities	94,453	93,934
Common stock	25	26
Additional paid in capital	1,731,234	1,712,544
Treasury stock	(59,239)	(38,958)
Retained earnings (accumulated deficit)	(1,062,206)	(1,125,450)
Noncontrolling interest	234,198	291,260
Total liabilities and equity	$1,455,848	$1,453,420

Magnolia Oil & Gas Corporation
Non-GAAP Financial Measures

Reconciliation of net income (loss) to adjusted EBITDAX

In this press release, we refer to adjusted EBITDAX, a supplemental non-GAAP financial measure that is used by management and external users of our consolidated financial statements, such as industry analysts, investors, lenders, and rating agencies. We define adjusted EBITDAX as net income (loss) before interest expense, income taxes, depreciation, depletion and amortization, amortization of intangible assets, exploration costs, and accretion of asset retirement obligations, adjusted to exclude the effect of certain items included in net income (loss). Adjusted EBITDAX is not a measure of net income in accordance with GAAP.

Our management believes that adjusted EBITDAX is useful because it allows them to more effectively evaluate our operating performance and compare the results of our operations from period to period and against our peers without regard to our financing methods or capital structure. We also believe that securities analysts, investors, and other interested parties may use adjusted EBITDAX in the evaluation of our Company. We exclude the items listed above from net income (loss) in arriving at adjusted EBITDAX because these amounts can vary substantially from company to company within our industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. Adjusted EBITDAX should not be considered as an alternative to, or more meaningful than, net income (loss) as determined in accordance with GAAP or as an indicator of our operating performance or liquidity. Certain items excluded from adjusted EBITDAX are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic costs of depreciable assets, none of which are components of adjusted EBITDAX. Our presentation of adjusted EBITDAX should not be construed as an inference that our results will be unaffected by unusual or non-recurring items. Our computations of adjusted EBITDAX may not be comparable to other similarly titled measures of other companies.

The following table presents a reconciliation of net income (loss) to adjusted EBITDAX, our most directly comparable financial measure, calculated and presented in accordance with GAAP:

	For the Quarters Ended
(In thousands)	March 31, 2021	March 31, 2020
NET INCOME (LOSS)	$91,492	$(1,895,299)
Exploration expense	2,062	556,427
Asset retirement obligations accretion	1,331	1,438
Depreciation, depletion and amortization	42,944	142,671
Amortization of intangible assets	2,113	3,626
Interest expense, net	7,294	6,757
Income tax expense (benefit)	399	(75,826)
EBITDAX	147,635	(1,260,206)
Impairment of oil and natural gas properties	—	1,381,258
Non-cash stock based compensation expense	2,705	2,879
Unrealized loss on derivatives, net	482	—
Adjusted EBITDAX	$150,822	$123,931

Magnolia Oil & Gas Corporation
Non-GAAP Financial Measures

Reconciliation of net income (loss) attributable to Class A Common Stock to adjusted earnings

Our presentation of adjusted earnings and adjusted earnings per share are non-GAAP measures because they exclude the effect of certain items included in net income (loss) attributable to Class A Common Stock. Management uses adjusted earnings and adjusted earnings per share to evaluate our operating and financial performance because it eliminates the impact of certain items that management does not consider to be representative of the Company’s on-going business operations. As a performance measure, adjusted earnings may be useful to investors in facilitating comparisons to others in the Company’s industry because certain items can vary substantially in the oil and gas industry from company to company depending upon accounting methods, book value of assets, and capital structure, among other factors. Management believes excluding these items facilitates investors and analysts in evaluating and comparing the underlying operating and financial performance of our business from period to period by eliminating differences caused by the existence and timing of certain expense and income items that would not otherwise be apparent on a GAAP basis. However, our presentation of adjusted earnings and adjusted earnings per share may not be comparable to similar measures of other companies in our industry.

	For the Quarter Ended March 31, 2021	Per Share Diluted EPS	For the Quarter Ended March 31, 2020	Per Share Diluted EPS
(In thousands, except per share data)
NET INCOME (LOSS) ATTRIBUTABLE TO CLASS A COMMON STOCK	$63,244	$0.37	$(1,227,010)	$(7.34)
Adjustments:
Impairment of proved oil and natural gas properties	—	—	1,381,258	8.26
Impairment of unproved properties(1)	—	—	555,175	3.32
Unrealized loss on derivatives, net	482	—	—	—
Seismic purchases	1,860	0.01	—	—
Noncontrolling interest impact of adjustments	(723)	—	(656,527)	(3.93)
Change in estimated income tax	(7)	—	(71,362)	(0.42)
ADJUSTED NET INCOME (LOSS) ATTRIBUTABLE TO CLASS A COMMON STOCK	$64,856	$0.38	$(18,466)	$(0.11)

(1) Impairment of unproved properties is included within Exploration expense on the consolidated statements of operations.

Magnolia Oil & Gas Corporation
Non-GAAP Financial Measures

Reconciliation of net income (loss) to adjusted net income (loss)

Our presentation of adjusted net income (loss) is a non-GAAP measures because it excludes the effect of certain items included in net income and adjusts for income taxes assuming the exchange of all outstanding Magnolia LLC Units and corresponding Class B Common Stock for shares of Class A Common Stock. Management uses adjusted net income (loss) to evaluate our operating and financial performance because it eliminates the impact of certain items that management does not consider to be representative of the Company’s on-going business operations. As a performance measure, adjusted net income (loss) may be useful to investors in facilitating comparisons to others in the Company’s industry because certain items can vary substantially in the oil and gas industry from company to company depending upon accounting methods, book value of assets, and capital structure, among other factors. Management believes adjusting these items facilitates investors and analysts in evaluating and comparing the underlying operating and financial performance of our business from period to period by eliminating differences caused by the existence and timing of certain expense and income items that would not otherwise be apparent on a GAAP basis. However, our presentation of adjusted net income (loss) may not be comparable to similar measures of other companies in our industry.

	For the Quarters Ended
(In thousands)	March 31, 2021	March 31, 2020
NET INCOME (LOSS)	$91,492	$(1,895,299)
Income tax expense (benefit)	399	(75,826)
INCOME (LOSS) BEFORE INCOME TAXES	91,891	(1,971,125)
Adjustments:
Impairment of proved oil and natural gas properties	—	1,381,258
Impairment of unproved properties(1)	—	555,175
Unrealized loss on derivatives, net	482	—
Seismic purchases	1,860	—
ADJUSTED INCOME (LOSS) BEFORE INCOME TAXES	94,233	(34,692)
Adjusted income tax expense (benefit)(2)	405	(7,452)
ADJUSTED NET INCOME (LOSS)	$93,828	$(27,240)

Diluted weighted average shares of Class A Common Stock outstanding during the period	169,636	167,149
Weighted average shares of Class B Common Stock outstanding during the period(3)	80,253	85,790
Total weighted average shares of Class A and B Common Stock, including dilutive impact of other securities(3)	249,889	252,939

(1) Impairment of unproved properties is included within Exploration expense on the consolidated statements of operations.
(2) Represents corporate income taxes at an assumed effective tax rate of 0.4% and 21.5% for the quarters ended March 31, 2021 and 2020, respectively.
(3) Shares of Class B Common Stock, and corresponding Magnolia LLC Units, are anti-dilutive in the calculation of weighted average number of common shares outstanding.

Magnolia Oil & Gas Corporation
Non-GAAP Financial Measures

Reconciliation of revenue to adjusted cash operating margin and to operating income margin

Our presentation of adjusted cash operating margin and total adjusted cash operating costs are supplemental non-GAAP financial measures that are used by management. Total adjusted cash operating costs exclude the impact of non-cash activity. We define adjusted cash operating margin per boe as total revenues per boe less operating expenses per boe. Management believes that total adjusted cash operating costs per boe and adjusted cash operating margin per boe provide relevant and useful information, which is used by our management in assessing the Company’s profitability and comparability of results to our peers.

As a performance measure, total adjusted cash operating costs and adjusted cash operating margin may be useful to investors in facilitating comparisons to others in the Company’s industry because certain items can vary substantially in the oil and gas industry from company to company depending upon accounting methods, book value of assets, and capital structure, among other factors. Management believes excluding these items facilitates investors and analysts in evaluating and comparing the underlying operating and financial performance of our business from period to period by eliminating differences caused by the existence and timing of certain expense and income items that would not otherwise be apparent on a GAAP basis. However, our presentation of adjusted cash operating margin may not be comparable to similar measures of other companies in our industry.

	For the Quarters Ended
(in $/boe)	March 31, 2021	December 31, 2020
Revenue	$37.06	$26.76
Total cash operating costs:
Lease operating expenses(1)	(3.44)	(3.19)
Gathering, transportation and processing	(1.57)	(1.45)
Taxes other than income	(1.92)	(1.50)
Exploration expense(2)	(0.37)	(0.25)
General and administrative expenses(3)	(3.17)	(3.11)
Total adjusted cash operating costs	(10.47)	(9.50)
Adjusted cash operating margin	$26.59	$17.26
Margin (%)	72%	64%
Non-cash costs:
Depreciation, depletion and amortization	$(7.66)	$(8.08)
Asset retirement obligations accretion	(0.24)	(0.24)
Amortization of intangible assets	(0.38)	(0.65)
Non-cash stock based compensation	(0.48)	(0.21)
Non-cash exploration expense	—	(0.42)
Total non-cash costs	(8.76)	(9.60)
Operating income margin	$17.83	$7.66
Margin (%)	48%	29%

(1) Lease operating expenses exclude non-cash stock based compensation of $0.1 million, or $0.02 per boe, and $0.1 million, or $0.01 per boe, for the quarters ended March 31, 2021 and December 31, 2020, respectively.
(2) Exploration expense excludes unproved property impairment of $2.4 million, or $0.42 per boe, for the quarter ended December 31, 2020.
(3) General and administrative expenses exclude non-cash stock based compensation of $2.6 million, or $0.46 per boe, and $1.1 million, or $0.20 per boe, for the quarters ended March 31, 2021 and December 31, 2020, respectively.

Magnolia Oil & Gas Corporation
Non-GAAP Financial Measures

Reconciliation of net cash provided by operating activities to free cash flow

Free cash flow is a non-GAAP financial measure. Free cash flow is defined as cash flows from operations before net change in operating assets and liabilities less additions to oil and natural gas properties and changes in working capital associated with additions to oil and natural gas properties. Management believes free cash flow is useful for investors and widely accepted by those following the oil and gas industry as financial indicators of a company’s ability to generate cash to internally fund drilling and completion activities, fund acquisitions, and service debt. It is also used by research analysts to value and compare oil and gas exploration and production companies and are frequently included in published research when providing investment recommendations. Free cash flow, therefore, is an additional measure of liquidity, but is not a measure of financial performance under GAAP and should not be considered an alternative to cash flows from operating, investing, or financing activities.

	For the Quarters Ended
(In thousands)	March 31, 2021	March 31, 2020
Net cash provided by operating activities	$118,153	$134,878
Add back: net change in operating assets and liabilities	23,740	(17,314)
Cash flows from operations before net change in operating assets and liabilities	141,893	117,564
Additions to oil and natural gas properties	(40,166)	(101,391)
Changes in working capital associated with additions to oil and natural gas properties	(1,744)	7,181
Free cash flow	$99,983	$23,354